Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Graphic Packaging Holding Company for the registration of common stock, preferred stock, debt securities, guarantees of debt securities, warrants, purchase contracts, or units and the related Prospectus of Graphic Packaging International, LLC for the registration of debt securities or guarantees of debt securities and to the incorporation by reference therein of our reports dated February 10, 2020, with respect to the consolidated financial statements of Graphic Packaging Holding Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, and the consolidated financial statements of Graphic Packaging International, LLC, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 29, 2021